MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC ANNOUNCES PRIVATE OFFERING OF SENIOR NOTES

St. Peters, MO, February 23, 2011 –MEMC Electronic Materials, Inc. (NYSE: WFR) announced today that it intends to commence a private offering, subject to market and other conditions, of $500 million in aggregate principal amount of senior notes due 2019. The notes will be unsecured and guaranteed by certain of MEMC’s subsidiaries. The company plans to use the net proceeds of the offering for general corporate purposes, including working capital, capital expenditures, the construction of solar power projects, and acquisitions, investments, strategic transactions and joint ventures.

The notes are being offered inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities, and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

In connection with the offering, MEMC has agreed to file a registration statement with the Securities and Exchange Commission relating to an offer to exchange the notes for publicly tradable notes having substantially identical terms, in accordance with published SEC interpretations.

Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements, including those relating to MEMC’s intention to raise proceeds through the offering of notes, the intended use of proceeds and the expected amount of the proceeds. There can be no assurance that the transactions mentioned in this press release will be completed on the anticipated terms or at all.  Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include financial market conditions and the final terms of the notes. These forward-looking statements represent MEMC’s judgment as of the date of this release. MEMC disclaims, however, any intent or obligation to update these forward-looking statements.

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Contacts:

Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Mark Murphy
Chief Financial Officer
(636) 474-5338

Steve O’Rourke
Chief Strategy Officer
(636) 474-5243